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                     December 2, 2022

       Michael T. Moe
       Chief Executive Officer
       Class Acceleration Corp.
       2625 Woodside Road
       Woodside, CA 94602

                                                        Re: Class Acceleration
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 15,
2022
                                                            File No. 001-39895

       Dear Michael T. Moe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Megan Bumb, Esq.